Exhibit 99.1

Adherex to Present at Rodman & Renshaw Annual Global Investment Conference

Research Triangle Park, NC, September 4, 2012 - Adherex Technologies Inc. (TSX:AHX, Pink Sheets: ADHXF), a biopharmaceutical company focused on the development of eniluracil and 5-fluorouracil, announced that Rosty Raykov, the Company's Chief Executive Officer will present at the Rodman & Renshaw Annual Global Investment Conference at the Waldorf Astoria Hotel, 301 Park Avenue in New York, on Tuesday, September 11. The presentation will take place at 4:30 pm EST in the Starlight North Suite.

Mr. Raykov will provide an overview of Adherex's operations and financial results. The audio portion of the presentation and the slides will be webcast live and will be available for replay at:

http://wsw.com/webcast/rrshq22/ahx.cn

       The link to the audio replay and presentation slides will also be available on Adherex's website at http://www.adherex.com.

About Adherex Technologies, Inc.

Adherex Technologies Inc. (TSX:AHX, Pink Sheets: ADHXF), is a biopharmaceutical company focused on the development of Eniluracil plus 5-Fluorouracil (5-FU) and Leucovorin. The Company is the process of completing enrollment in the Company’s on-going Phase 2 clinical trial for Metastatic Breast Cancer. The Company's website may be accessed at http://www.adherex.com.

Safe Harbor and Fair Disclosure Statement

Except for historical information described in this press release, all other statements are forward-looking. Forward-looking statements are subject to certain risks and uncertainties inherent in the Company's business that could cause actual results to vary, including such risks that regulatory clinical and guideline developments may change, scientific data may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, clinical results may not be replicated in actual patient settings, protection offered by the Company's patents and patent applications may be challenged, invalidated or circumvented by its competitors, the available market for the Company's products will not be as large as expected, the Company's products will not be able to penetrate one or more targeted markets, revenues will not be sufficient to fund further development and clinical studies, the Company may not meet its future capital needs, and its ability to obtain additional funding, as well as uncertainties relative to varying product formulations and a multitude of diverse regulatory and marketing requirements in different countries and municipalities, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2011. Adherex Technologies, Inc. disclaims any obligation to update these forward-looking statements except as required by law.

For a more detailed discussion of related risk factors, please refer to our public filings available at www.sec.gov and www.sedar.com.

For further information, please contact:

Rosty Raykov
Chief Executive Officer
Adherex Technologies Inc.
T: (919) 636-5144